Exhibit 3(a)
RESTATED CERTIFICATE OF INCORPORATION

OF

MCDONALD’S CORPORATION

(originally incorporated on December 21, 1964
under the name “Regrub, Inc.”)

FIRST: The name of the corporation is McDONALD’S CORPORATION.

SECOND: Its registered office in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808.

The name and address of its registered agent is The Prentice-Hall Corporation System, Inc., 251 Little Falls Drive, City of Wilmington, New Castle County, Delaware 19808.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporate law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Billion Six Hundred Sixty-Five Million (3,665,000,000), consisting of Three Billion Five Hundred Million (3,500,000,000) shares of Common Stock with one cent ($.01) par value and One Hundred Sixty-Five Million (165,000,000) shares of Preferred Stock without par value.

A. COMMON STOCK

Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Subject to any exclusive voting rights which may vest in holders of Preferred Stock under the provisions of any series of the Preferred Stock established by the Board of Directors pursuant to authority herein provided, the shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which stockholders have the right to vote.

B. PREFERRED STOCK

(1) Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in this Article and in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors as hereinafter provided.

(2) Authority is hereby expressly granted to the Board of Directors subject to the provisions of this Article to authorize the issuance of one or more series of Preferred Stock and, with respect to each series, to fix by resolution or resolutions providing for the issuance of such series:

(a) The number of shares to constitute such series and the distinctive designations thereof;

(b) The dividend rate or rates to which such shares shall be entitled and the restrictions, limitations and conditions upon the payment of such dividends, whether dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which dividends shall accumulate, the dates on which dividends, if declared, shall be payable, and the preferences or relations to the dividends payable on any other series of Preferred Stock;

(c) Whether or not all or any part of the shares of such series shall be redeemable, and if so, the limitations and restrictions with respect to such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount, if any, in addition to any accrued dividends thereon, which the holder of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different with respect to shares redeemed through the operation of any retirement or sinking fund and with respect to shares otherwise redeemed;

(d) The amount in addition to any accrued dividends thereon which the holders of shares of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which amount may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates;

(e) Whether or not the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether such purchase, retirement or sinking fund shall be cumulative or non-cumulative, the extent and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

(f) Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(g) The voting powers, if any, of such series in addition to the voting powers provided by law;

(h) Any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall not be inconsistent with law or with this Article.

Notwithstanding the fixing of the number of shares constituting a particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series, or decrease the number of shares constituting such series (but not below the number of shares of such series then outstanding).

C. PROVISIONS APPLICABLE TO ALL CAPITAL STOCK

No holder of any share or shares of any class of stock of the Corporation shall have any preemptive or preferential right to subscribe for or purchase any shares of stock of any class of the Corporation now or hereafter authorized or any securities convertible into or carrying any rights to purchase any shares of stock of any class of the Corporation now or hereafter authorized, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such prices and upon such other terms and conditions as the Board of Directors in its discretion may fix.

FIFTH: The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars ($1,000).

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware the Board of Directors is expressly authorized and empowered:

(a) In the manner provided in the by-laws of the Corporation to make, alter, amend and repeal the by-laws of the Corporation in any respect not inconsistent with the laws of the State of Delaware or with the Restated Certificate of Incorporation of the Corporation;

(b) By a resolution or resolutions passed by the Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation which, to the extent provided in said resolution or resolutions or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors;

(c) Subject to any applicable provisions of the by-laws of the Corporation then in effect, to determine from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation; and

(d) To fix from time to time the amount of the surplus or profits of the Corporation to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised, or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the by-laws of the Corporation.

Any contract, transaction or act of the Corporation or of the directors or of any committee, which shall be ratified by the holders of a majority of the shares of stock of the Corporation present in person or by proxy and voting at any annual meeting, or at any special meeting called for such purpose, shall, insofar as permitted by law or by this Restated Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

The Corporation may enter into contracts or transact business with one or more of its directors, or with any firm of which one or more of its directors are members or with any trust, firm, corporation or association in which any one or more of its directors is a stockholder, director or officer or otherwise interested, and any such contract or transaction shall not be invalidated in the absence of fraud because such director or directors have or may have interests therein which are or might be adverse to the interest of the Corporation, even though the presence and/or vote of the director or directors having such adverse interest shall have been necessary to constitute a quorum and/or to obligate the Corporation upon such contract or transaction, provided that such interests shall have been disclosed to the other directors and a majority of the directors voting shall have approved such contract or transaction; and no director having such adverse interest shall be liable to this Corporation or to any stockholder or creditor thereof, or to any other person for any loss incurred by it under or by reason of any such contract or transaction; nor shall any such director or directors be accountable for any gains or profits realized thereon.

NINTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the Corporation may be kept (subject to the laws of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

Elections of directors need not be by ballot unless the by-laws of the Corporation shall so provide.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, to the extent and in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: It is hereby declared to be a proper corporate purpose, reasonably calculated to benefit stockholders, for the Board of Directors to base the response of the Corporation to any “Acquisition Proposal” on the Board of Directors’ evaluation of what is in the best interests of the Corporation and for the Board of Directors, in evaluating what is in the best interests of the Corporation, to consider:

(i) the best interest of the stockholders; for this purpose the Board shall consider, among other factors, not only the consideration being offered in the Acquisition Proposal, in relation to the then current market price, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then estimate of the future value of the Corporation as an independent entity; and

(ii) such other factors as the Board of Directors determines to be relevant, including, among other factors, the social, legal and economic effects upon franchisees, employees, suppliers, customers and business.

“Acquisition Proposal” means any proposal of any person (a) for a tender offer or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

TWELFTH: Board of Directors.

(a) Number, Election and Terms. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 7 nor more than 15 persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Subject to the rights of the holders of any one or more series of Preferred Stock to elect directors separately as a class, each director elected by the stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election.

(b) Newly Created Directorships and Vacancies. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders held after their election as directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Removal. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specific circumstances, (i) directors shall be removable either with or without cause, and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation outstanding and entitled to vote thereon.

THIRTEENTH: Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors or by the Secretary of the Corporation at the written request of stockholders who have, or who are acting on behalf of beneficial owners who have, an aggregate “net long position” of not less than 25% of the outstanding shares of Common Stock as of the record date fixed in accordance with the By-Laws (as amended from time to time) to determine who may deliver a written request to call such special meeting; provided that each such stockholder, or beneficial owner directing such stockholder, must have held such “net long position” included in such aggregate amount continuously for the one-year period ending on such record date and must continue to hold such “net long position” through the date of the conclusion of the special meeting. “Net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (x) for purposes of such definition, in determining such party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such party shall be reduced by the number of shares as to which the Board of Directors determines that such party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

The foregoing provisions of this Article Thirteenth (other than the first sentence of this Article Thirteenth) shall be subject to the provisions of the By-Laws (as amended from time to time) that limit the ability to make a request for a special meeting and that specify the circumstances pursuant to which a request for a special meeting will be deemed to be revoked. The Board of Directors shall have the authority to interpret the provisions of this Article Thirteenth and the By-Laws relating to special meetings of stockholders and to determine whether a party has complied with such provisions. Each such interpretation and determination shall be set forth in a written resolution filed with the Secretary of the Corporation and shall be binding on the Corporation and its stockholders.

FOURTEENTH: Elimination of Certain Liability of Directors or Officers. To the fullest extent that the general corporate law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors or officers (or both directors and officers), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to or repeal of this Article Fourteenth shall apply to or have any effect on liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Solely for purposes of this Article Fourteenth, “officer” shall have the meaning provided in Section 102(b)(7) of the general corporate law of the State of Delaware, as amended from time to time.

[Signature Page Follows]

In witness whereof, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of McDonald’s Corporation, as heretofore amended or supplemented, there being no discrepancy between such Restated Certificate of Incorporation, as so amended and supplemented, and the provisions hereof, and having been duly adopted in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer on the date set forth below.

McDONALD’S CORPORATION

By: /s/ Jeffrey Pochowicz
Jeffrey Pochowicz
Secretary

DATED: July 26, 2024

17196356.4